Exhibit 99.1

April 6, 2016

UNWIRED PLANET TO DIVEST PATENT BUSINESS

LOS ALTOS, CALIFORNIA – Unwired Planet, Inc. (NASDAQ:UPIP) today announced a definitive agreement to divest Unwired Planet LLC, its intellectual property licensing business. Optis UP Holdings, LLC will acquire Unwired Planet LLC, including patent and trademark assets and select EU employees. The divestiture is consistent with Unwired Planet’s decision to evaluate its strategic alternatives and focus the company on reinventing itself.

Under the purchase agreement, Unwired Planet will receive $30 million in cash at the closing of the transactions and up to an additional $10 million in cash on the second anniversary of the closing of the transactions.

Subject to stockholder approval and other customary closing conditions, Unwired Planet expects the transaction to close in the second or third calendar quarter of 2016. Unwired Planet has received the consents necessary to complete the transaction both from the holders of its senior secured notes and from Telefonaktiebolaget L. M. Ericsson.

A copy of the purchase agreement will be filed today with the Securities and Exchange Commission. The purchase agreement provides for, among other things, termination by Unwired Planet following payment of a $2.0 million fee to Optis UP if the board of directors of Unwired Planet accepts a superior offer, or changes its recommendation that Unwired Planet stockholders approve the Optis UP transaction.

“This strategic decision to divest the intellectual property licensing business reflects Unwired Planet’s focus on safeguarding investor equity,” said Boris Teksler, Chief Executive Officer of Unwired Planet. “My team and I joined Unwired Planet ten months ago, and in that time we have replaced a record of losses with several litigation victories. However, after assessing the company’s financial situation, we felt it prudent to develop a range of alternatives for our IP business.”

“Closing this transaction will enable Optis UP to license this important portfolio spanning standards-based cellular innovation along with application and cloud-centric computing to smart devices,” said Leslie Ware, Chief Executive Officer of Optis UP. “Moreover, this reinforces our commitment to provide necessary and important patent rights, with increased speed and efficiency for our customers.”

Unwired Planet expects Mr. Teksler will step down as our Chief Executive Officer, and other IP-expert members of the Unwired Planet team are expected to depart from Unwired Planet in connection with the divestiture. Mr. Teksler will continue to serve as member of the board of directors. “Our board thanks Boris and the team for their insight, success in litigation, and for bringing the company to this inflection point” said Richard S. Chernicoff, Chairman of Unwired Planet.

The Optis UP transaction is part of the roadmap that the strategic committee of Unwired Planet’s board of directors laid out in 2015. Unwired Planet, which will change its name upon the closing of the Optis UP transaction, has embarked upon an acquisition program. The Company is considering preliminary proposals to create new businesses and has made non-

binding proposals to acquire businesses in the financial services industry. However, there can be no assurance that these proposals or other elements of the acquisition program will be successful or will generate any revenue or profits in current or future periods.

Webcast and Conference Call.

Management will host a conference call and webcast the event beginning at 2:00 p.m. Pacific Time today, April 6, 2016 to further discuss the divestiture.

Interested parties may access the conference call over the Internet through the company’s website at www.unwiredplanet.com or by telephone at 888-466-4462 or 719-457-1035 (international). A replay of the conference call will be available for one week (April 13), beginning at 5:00 p.m. PT on April 6 by calling 888-203-1112. The replay can be accessed internationally by calling 719-457-0820, access code: 3943003.

A live webcast of the call, together with supplemental financial information, will also be available on the Investors section of our website at http://www.unwiredplanet.com/investors. A replay will be available on the website for at least three months.

Unwired Planet’s Advisors. In connection with the divestiture, Unwired Planet received a fairness opinion from Blackstone IP LLC and its legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP.

About Unwired Planet. Unwired Planet, Inc. is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Forward-Looking Statements. This communication contains forward-looking statements, including but not limited to those regarding the proposed sale (the “Divestiture”) of subsidiaries and assets of Unwired Planet to Optis UP and our post-IP business. These statements may discuss the anticipated manner, terms and conditions upon which the Divestiture will be consummated, and the future performance of our business. Forward-looking statements may contain words such as “expect,” “believe,” “may,” “can,” “should,” “will,” “forecast,” “anticipate” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, but not limited to: the ability of the parties to consummate the Divestiture in a timely manner or at all; satisfaction of the conditions precedent to consummation of the Divestiture; the possibility of litigation (including related to the Divestiture itself); our ability to finance our business and growth; our ability to realize the value the assets not sold in the Divestiture. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Except as required under applicable law, we do not undertake any obligation to update any forward-looking statements.

Additional Information and Where to Find It. We will file with the SEC a proxy statement with respect to our transformation, including the Divestiture. The definitive proxy statement will contain important information about our transformation, including the proposed Divestiture. YOU ARE URGED AND ADVISED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available) and any other documents filed by us with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from us, by contacting us at 20 First Street, First Floor, Los Altos, CA 94022 or by going to our website www.unwiredplanet.com.

Participants in the Solicitation. We and our directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in connection with our transformation, including the proposed Divestiture. Information about our directors and executive officers is set forth in our Proxy Statement on Schedule 14A filed with the SEC (together with additional information in our filings on Form 8-K and our stockholders’ filings on Form 13-D). These documents are available free of charge at the SEC’s web site at www.sec.gov, and from us, by contacting us at 20 First Street, First Floor, Los Altos, CA 94022 or by going to our website www.unwiredplanet.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transformation will be included in the proxy statement that we intend to file with the SEC.